EXHIBIT 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Piedmont Office Realty Trust, Inc.

We have audited the accompanying consolidated balance sheets of Piedmont Office Realty Trust, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included the financial statement schedule listed in the index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Piedmont Office Realty Trust, Inc. at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, the Company retrospectively adopted the presentation and disclosure requirements of FASB No. 160, Noncontrolling Interests in Consolidated Financial Statements – An Amendment of ARB No. 51.

Atlanta, Georgia

March 10, 2009,

except for the retrospective changes for noncontrolling interests described in Note 2, as to which the date is

November 25, 2009

PIEDMONT OFFICE REALTY TRUST, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per-share amounts)

(as adjusted)

	December 31,
	2008	2007
Assets:
Real estate assets, at cost:
Land	$659,637	$645,881
Buildings and improvements, less accumulated depreciation of $564,940 and $468,359 as of December 31, 2008 and 2007, respectively	3,098,657	3,066,494
Intangible lease assets, less accumulated amortization of $154,997 and $160,837 as of December 31, 2008 and 2007, respectively	130,517	172,425
Construction in progress	19,259	38,014

Total real estate assets	3,908,070	3,922,814
Investments in unconsolidated joint ventures	48,240	52,468
Cash and cash equivalents	20,333	65,016
Tenant receivables, net of allowance for doubtful accounts of $969 and $549 as of December 31, 2008 and 2007, respectively	126,407	122,130
Notes receivable	46,914	854
Due from unconsolidated joint ventures	1,067	1,244
Prepaid expenses and other assets	21,788	21,864
Goodwill	180,390	180,371
Deferred financing costs, less accumulated amortization of $6,499 and $4,224 as of December 31, 2008 and 2007, respectively	9,897	10,075
Deferred lease costs, less accumulated amortization of $110,967 and $95,229 as of December 31, 2008 and 2007, respectively	194,224	202,910

Total assets	$4,557,330	$4,579,746

Liabilities:
Lines of credit and notes payable	$1,523,625	$1,301,530
Accounts payable, accrued expenses, and accrued capital expenditures	111,411	110,548
Deferred income	24,920	28,882
Intangible lease liabilities, less accumulated amortization of $63,886 and $52,100 as of December 31, 2008 and 2007, respectively	73,196	84,886
Interest rate swap	8,957	—

Total liabilities	1,742,109	1,525,846
Commitments and Contingencies	—	—
Redeemable Common Stock	112,927	166,809
Stockholders’ Equity:
Common stock, $0.01 par value; 900,000,000 shares authorized; 478,900,699 and 488,974,478 shares issued and outstanding as of December 31, 2008 and 2007, respectively	4,789	4,890
Additional paid-in capital	3,488,461	3,568,801
Cumulative distributions in excess of earnings	(674,326)	(526,337)
Redeemable common stock	(112,927)	(166,809)
Other comprehensive loss	(8,957)	—

Piedmont stockholders’ equity	2,697,040	2,880,545

Noncontrolling Interest	5,254	6,546

Total stockholders’ equity	2,702,294	2,887,091

Total liabilities, redeemable common stock, and stockholders’ equity	$4,557,330	$4,579,746

See accompanying notes.

PIEDMONT OFFICE REALTY TRUST, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per-share amounts)

(as adjusted)

	Years Ended December 31,
	2008	2007	2006
Revenues:
Rental income	$455,183	$441,773	$430,854
Tenant reimbursements	150,264	142,627	130,925
Property management fee revenue	3,245	2,042	—
Other rental income	13,273	6,757	9,584
Gain on sale of real estate assets	—	50	—

	621,965	593,249	571,363
Expenses:
Property operating costs	221,279	212,178	197,511
Asset and property management fees:
Related-party	—	8,561	24,361
Other	2,026	4,113	5,040
Depreciation	99,745	94,770	92,378
Amortization	62,050	76,102	71,194
Casualty and impairment losses on real estate assets	—	—	7,765
Loss on sale of undeveloped land	—	—	550
General and administrative	33,010	29,116	18,446

	418,110	424,840	417,245

Real estate operating income	203,855	168,409	154,118
Other income (expense):
Interest expense	(74,849)	(63,872)	(61,329)
Interest and other income	3,727	4,599	2,541
Equity in income of unconsolidated joint ventures	256	3,801	2,197
Loss on extinguishment of debt	—	(164)	—
Loss on interest rate swap	(1,139)	—	—

	(72,005)	(55,636)	(56,591)

Income from continuing operations	131,850	112,773	97,527
Discontinued operations:
Operating income	10	868	8,532
Gain on sale of real estate assets	—	20,680	27,922

Income from discontinued operations	10	21,548	36,454

Net income	131,860	134,321	133,981
Less: Net income attributable to noncontrolling interest	(546)	(711)	(657)

Net income attributable to Piedmont	$131,314	$133,610	$133,324

Per share information – basic:
Income from continuing operations	$0.27	$0.23	$0.21
Income from discontinued operations	0.00	0.05	0.08
Income attributable to noncontrolling interest	0.00	0.00	0.00

Net income available to common stockholders	$0.27	$0.28	$0.29

Per share information – diluted:
Income from continuing operations	$0.27	$0.23	$0.21
Income from discontinued operations	0.00	0.05	0.08
Income attributable to noncontrolling interest	0.00	0.00	0.00

Net income available to common stockholders	$0.27	$0.28	$0.29

Weighted-average shares outstanding – basic	478,757,140	482,093,258	461,693,234

Weighted-average shares outstanding – diluted	479,166,501	482,267,073	461,693,234

See accompanying notes.

PIEDMONT OFFICE REALTY TRUST, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except per-share amounts)

(as adjusted)

	Common Stock		Additional Paid-In Capital	Cumulative Distributions in Excess of Earnings	Redeemable Common Stock	Other Comprehensive Loss	Noncontrolling Interest	Total Stockholders’ Equity
	Shares	Amount
Balance, December 31, 2005	469,423	$4,694	$3,391,998	$(240,530)	$(167,015)	$—	$5,408	$2,994,555
Issuance of common stock	18,097	181	151,471	—	—	—	—	151,652
Redemptions of common stock	(21,640)	(216)	(181,126)	—	—	—	—	(181,342)
Redeemable common stock	—	—	—	—	30,886	—	—	30,886
Dividends ($0.5868 per share)	—	—	—	(269,560)	—	—	(15)	(269,575)
Commissions and discounts on common stock sales	—	—	(3,363)	—	—	—	—	(3,363)
Other offering costs	—	—	(47)	—	—	—	—	(47)
Net income attributable to noncontrolling interest	—	—	—	—	—	—	657	657
Net income attributable to Piedmont	—	—	—	133,324	—	—		133,324

Balance, December 31, 2006	465,880	4,659	3,358,933	(376,766)	(136,129)	—	6,050	2,856,747
Issuance of common stock	37,152	371	310,965	—	—	—	—	311,336
Redemptions of common stock	(14,237)	(142)	(119,165)	—	—	—	—	(119,307)
Redeemable common stock	—	—	—	—	(30,680)	—	—	(30,680)
Dividends ($0.5868 per share)	—	—	—	(283,181)	—	—	(15)	(283,196)
Premium on stock sales	—	—	14,728	—	—	—	—	14,728
Transfer of common stock to Piedmont’s former advisor in exchange for partnership units	—	—	—	—	—	—	(200)	(200)
Shares issued under the 2007 Omnibus Incentive Plan, net of tax	179	2	3,375	—	—	—	—	3,377
Other offering costs	—	—	(35)	—	—	—	—	(35)
Net income attributable to noncontrolling interest	—	—	—	—	—	—	711	711
Net income attributable to Piedmont	—	—	—	133,610	—	—		133,610

Balance, December 31, 2007	488,974	4,890	3,568,801	(526,337)	(166,809)	—	6,546	2,887,091
Issuance of common stock	17,085	170	143,002	—	—	—	—	143,172
Redemptions of common stock and private equity purchase	(27,422)	(274)	(229,530)	—	—	—	—	(229,804)
Redeemable common stock	—	—	—	—	53,882	—	—	53,882
Dividends ($0.5868 per share)	—	—	—	(279,303)	—	—	(115)	(279,418)
Premium on stock sales	—	—	2,725	—	—	—	—	2,725
Incremental purchase of 35 W Wacker Building	—	—	—	—	—	—	(1,723)	(1,723)
Shares issued under the 2007 Omnibus Incentive Plan, net of tax	264	3	3,463	—	—	—	—	3,466
Net income attributable to noncontrolling interest	—	—	—	—	—	—	546	546
Components of comprehensive income:
Net income attributable to Piedmont	—	—	—	131,314	—	—	—	131,314
Loss on interest rate swap	—	—	—	—	—	(8,957)	—	(8,957)

Comprehensive income							—	122,357

Balance, December 31, 2008	478,901	$4,789	$3,488,461	$(674,326)	$(112,927)	$(8,957)	$5,254	$2,702,294

See accompanying notes.

PIEDMONT OFFICE REALTY TRUST, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(as adjusted)

	Years Ended December 31,
	2008	2007	2006
Cash Flows from Operating Activities:
Net income	$131,860	$134,321	$133,981
Operating distributions received from unconsolidated joint ventures	4,747	4,978	4,424
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	99,745	95,081	95,296
Other amortization	62,038	79,256	72,225
Casualty and impairment losses on real estate assets	—	—	7,565
Loss on extinguishment of debt	—	164	—
Amortization of deferred financing costs and fair market value adjustments on notes payable	1,905	1,215	1,179
Accretion of note receivable discount	(836)	—	—
Stock compensation expense	3,812	3,688	—
Equity in income of unconsolidated joint ventures	(256)	(3,801)	(2,197)
Gain on sale	—	(20,730)	(27,922)
Loss on sale	—	—	550
Changes in assets and liabilities:
Increase in tenant receivables, net	(4,861)	(16,390)	(10,626)
Increase in prepaid expenses and other assets	(9,471)	(13,237)	(15,581)
Increase in accounts payable and accrued expenses	11,794	14,439	19,802
Decrease in due to affiliates	—	(1,232)	(1,563)
(Decrease) increase in deferred income	(3,962)	4,775	1,815

Net cash provided by operating activities	296,515	282,527	278,948
Cash Flows from Investing Activities:
Investment in real estate and earnest money paid	(120,694)	(122,015)	(267,810)
Proceeds from master leases	—	—	963
Cash acquired upon internalization acquisition	—	1,212	—
Investment in internalization costs – goodwill	(195)	(4,588)	—
Investment in mezzanine debt	(45,645)	—	—
Investment in corporate tenant improvements	(2,214)	—	—
Net sale proceeds from wholly-owned properties	—	75,482	111,481
Net sale proceeds received from unconsolidated joint ventures	—	4,281	297
Investments in unconsolidated joint ventures	(85)	(1,150)	(795)
Acquisition and advisory fees paid	—	—	(2,485)
Deferred lease costs paid	(23,093)	(24,379)	(30,051)

Net cash used in investing activities	(191,926)	(71,157)	(188,400)
Cash Flows from Financing Activities:
Deferred financing costs paid	(2,124)	(2,519)	(1,038)
Proceeds from lines of credit and notes payable	736,500	288,283	598,885
Repayments of lines of credit and notes payable	(514,009)	(227,790)	(391,387)
Prepayment penalty on extinguishment of debt	—	(1,617)	—
Issuance of common stock	143,816	149,989	150,379
Redemptions of common stock and private equity purchase	(234,037)	(113,600)	(178,907)
Dividends paid	(279,418)	(283,196)	(269,575)
Commissions on stock sales paid	—	—	(3,700)
Other offering costs paid	—	(35)	(47)

Net cash used in financing activities	(149,272)	(190,485)	(95,390)

Net (decrease) increase in cash and cash equivalents	(44,683)	20,885	(4,842)
Cash and cash equivalents, beginning of year	65,016	44,131	48,973

Cash and cash equivalents, end of year	$20,333	$65,016	$44,131

See accompanying notes.

PIEDMONT OFFICE REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008, 2007, AND 2006

1.	Organization

Piedmont Office Realty Trust, Inc. (“Piedmont”) is a Maryland corporation that operates in a manner so as to qualify as a real estate investment trust (“REIT”) for federal income tax purposes and engages in the acquisition and ownership of commercial real estate properties throughout the United States, including properties that are under construction, are newly constructed, or have operating histories. Piedmont was incorporated in 1997 and commenced operations on June 5, 1998. Piedmont conducts business primarily through Piedmont Operating Partnership, L.P. (“Piedmont OP”), a Delaware limited partnership, as well as performing the management of its buildings through two wholly-owned subsidiaries, Piedmont Government Services, LLC and Piedmont Office Management, LLC. Piedmont is the sole general partner of Piedmont OP and possesses full legal control and authority over the operations of Piedmont OP. Piedmont OP owns properties directly, through wholly-owned subsidiaries, through certain joint ventures with real estate limited partnerships sponsored by its former advisor, and through certain joint ventures with other third parties. References to Piedmont herein shall include Piedmont and all of its subsidiaries, including Piedmont OP and its subsidiaries, and consolidated joint ventures.

As of December 31, 2008, Piedmont owned interests in 84 buildings, either directly or through joint ventures, which are located in 22 states and the District of Columbia. Piedmont’s wholly-owned buildings comprise approximately 21 million square feet, primarily of commercial office space, which are approximately 92% leased as of December 31, 2008.

Since its inception, Piedmont has:

(1)	completed four public offerings of common stock for sale at $10 per share which closed on July 25, 2004;

(2)	registered an additional 100 million shares of common stock for issuance pursuant to its dividend reinvestment plan (the “DRP”) under a Registration Statement effective April 5, 2004; and

(3)	registered 14 million shares of common stock for issuance under its 2007 Omnibus Incentive Plan effective April 30, 2007.

The combined proceeds from such offerings are approximately $5.7 billion. From these proceeds, Piedmont has paid costs related to the offerings of (1) approximately $171.1 million in acquisition and advisory fees and reimbursements of acquisition expenses; (2) approximately $460.3 million in commissions on stock sales and related dealer-manager fees; and (3) approximately $62.7 million in organization and other offering costs. In addition, since inception, Piedmont has used approximately $869.1 million to redeem shares pursuant to Piedmont’s share redemption program or to repurchase shares. The remaining net offering proceeds of approximately $4.1 billion were invested in real estate.

Although Piedmont qualifies as a “public company” under the Securities Exchange Act of 1934, Piedmont’s stock is not listed or actively traded on a national exchange. As such, Piedmont’s charter requires Piedmont to provide a liquidity event to its stockholders by July 30, 2009 (the “Liquidation Date”), unless the board of directors, at its sole discretion, further extends the Liquidation Date from July 30, 2009 to January 30, 2011. If a liquidity event is not provided by July 30, 2009 nor the date extended, then Piedmont must begin the process of liquidating its investments and distributing the resulting proceeds to the stockholders.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

Piedmont’s consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and include the accounts of Piedmont, Piedmont OP, any variable interest entities of which Piedmont or Piedmont OP is the primary beneficiary, or any entities in which Piedmont or Piedmont OP owns a controlling financial interest. In determining whether Piedmont or Piedmont OP has a controlling financial interest, the following factors are considered, among others: ownership of voting interests, protective rights of investors, and participatory rights of investors.

Piedmont owns interests in four real properties through its ownership in two consolidated joint ventures, Wells 35 W. Wacker, LLC, and Piedmont Washington Properties, Inc. Piedmont has evaluated the consolidated joint ventures based on the criteria outlined above and concluded that, while neither of the consolidated joint ventures is a variable interest entity (“VIE”), it has a controlling financial interest in both of these entities. Accordingly, Piedmont’s consolidated financial statements include the accounts of Wells 35 W. Wacker, LLC, and Piedmont Washington Properties, Inc.

All inter-company balances and transactions have been eliminated upon consolidation.

Use of Estimates

The preparation of the accompanying consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the accompanying consolidated financial statements and notes. Actual results could differ from those estimates.

Real Estate Assets

Real estate assets are stated at cost less accumulated depreciation. Amounts capitalized to real estate assets consist of the cost of acquisition or construction, including any acquisition or advisory fees incurred, any tenant improvements or major improvements, and betterments that extend the useful life of the related asset. All repairs and maintenance are expensed as incurred. Additionally, Piedmont capitalizes interest while the development of a real estate asset is in progress; however, no such interest was capitalized during the years ended December 31, 2008, 2007, and 2006.

Piedmont’s real estate assets are depreciated or amortized using the straight-line method over the following useful lives:

Buildings	40 years
Building improvements	5-25 years
Land improvements	20-25 years
Tenant improvements	Shorter of economic life or lease term
Furniture, fixtures, and equipment	3-5 years
Intangible lease assets	Lease term

Piedmont continually monitors events and changes in circumstances that could indicate that the carrying amounts of the real estate and related intangible assets of both operating properties and properties under construction in which Piedmont has an ownership interest, either directly or through investments in joint ventures, may not be recoverable. When indicators of potential impairment are present for wholly-owned properties, management assesses whether the respective carrying values will be recovered from the undiscounted future operating cash flows expected from the use of the asset and its eventual disposition for assets held for use, or with the estimated fair values, less costs to sell, for assets held for sale. Piedmont considers assets to be held for sale at the point at which a sale contract is executed and earnest money has become non-refundable. In the event that the expected undiscounted future cash flows for assets held for use or the estimated fair value, less costs to sell, for assets held for sale do not exceed the respective asset carrying value, management adjusts such assets to the respective estimated fair values and recognizes an impairment loss. Estimated fair values are calculated based on the following information, depending upon availability, in order of preference: (i) recently quoted market prices, (ii) market prices for comparable properties, or (iii) the present value of undiscounted cash flows, including estimated salvage value.

For properties owned as part of an investment in unconsolidated joint ventures, Piedmont assesses the fair value of its investment as compared to its carrying amount. If Piedmont determines that the carrying value is greater than the fair value at any measurement date, Piedmont must also determine if such a difference is temporary in nature. Value fluctuations which are “other than temporary” in nature are then adjusted to the fair value amount.

Allocation of Purchase Price of Acquired Assets

Upon the acquisition of real properties, Piedmont allocates the purchase price of properties to acquired tangible assets, consisting of land and building, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases and the value of in-place leases, based in each case on their estimated fair values.

The fair values of the tangible assets of an acquired property (which includes land and building) are determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land and building based on management’s determination of the relative fair value of these assets. Management determines the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases, including leasing commissions and other related costs. In estimating carrying costs, management includes real estate taxes, insurance, and other operating expenses during the expected lease-up periods based on current market conditions.

The fair values of above-market and below-market in-place leases are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of market rates for the corresponding in-place leases, measured over a period equal to the remaining terms of the leases. The capitalized above-market and below-market lease values are recorded as intangible lease assets or liabilities and amortized as an adjustment to rental income over the remaining terms of the respective leases.

The fair values of in-place leases include direct costs associated with obtaining a new tenant, opportunity costs associated with lost rentals that are avoided by acquiring an in-place lease, and tenant relationships. Direct costs associated with obtaining a new tenant include commissions, tenant improvements, and other direct costs and are estimated based on management’s consideration of current market costs to execute a similar lease. These direct lease origination costs are included in deferred lease costs in the accompanying consolidated balance sheets and are amortized to expense over the remaining terms of the respective leases. The value of opportunity costs is calculated using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease. Customer relationships are valued based on expected renewal of a lease or the likelihood of obtaining a particular tenant for other locations. These lease intangibles are included in intangible lease assets in the accompanying consolidated balance sheets and are amortized to expense over the remaining terms of the respective leases.

Gross intangible assets and liabilities as of December 31, 2008 and 2007, respectively, are as follows (in thousands):

	December 31, 2008	December 31, 2007
Intangible Lease Assets:
Above-Market In-Place Lease Assets	$59,884	$69,461
Absorption Period Costs	$225,630	$263,801
Intangible Lease Origination Costs	$185,512	$200,531
Intangible Lease Liabilities (Below-Market In-Place Leases)	$137,082	$136,986

For the years ended December 31, 2008, 2007, and 2006, respectively, Piedmont recognized the amortization of intangible lease costs as follows: (in thousands):

	2008	2007	2006
Amortization expense related to Intangible Lease Origination Costs and Absorption Period Costs:
Continuing operations	$54,587	$71,624	$68,337
Discontinued operations	$—	$—	$1,230
Amortization of Above-Market and Below-Market In-Place Lease intangibles as a net (decrease) increase to rental revenues:
Continuing operations	$3,215	$(505)	$1,599
Discontinued operations	$—	$—	$2

Net intangible assets and liabilities as of December 31, 2008 will be amortized as follows (in thousands):

	Intangible Lease Assets			Liabilities
	Above-Market In-place Lease Assets	Absorption Period Costs	Intangible Lease Origination Costs (1)	Below-Market In-place Lease Liabilities
For the year ending December 31:
2009	$7,121	$25,382	$18,657	$12,096
2010	5,793	18,931	15,842	11,893
2011	4,720	16,538	14,174	11,531
2012	2,376	11,196	11,392	9,486
2013	1,387	5,864	6,590	4,250
Thereafter	4,404	26,805	30,941	23,940

	$25,801	$104,716	$97,596	$73,196

Weighted-Average Amortization Period	4 years	5 years	7 years	7 years

(1)	Intangible lease origination costs are presented as a component of deferred lease costs on Piedmont’s accompanying consolidated balance sheets.

Investments in Unconsolidated Joint Ventures

Piedmont owns interests in eight properties through its ownership in certain unconsolidated joint venture partnerships. Management has evaluated these joint ventures and determined that these entities are not VIEs. Although Piedmont is the majority equity participant in six of these joint ventures, Piedmont does not have a controlling interest in any of the unconsolidated joint ventures; however, it does exercise significant influence. Accordingly, Piedmont’s investments in unconsolidated joint ventures are recorded using the equity method of accounting, whereby original investments are recorded at cost and subsequently adjusted for contributions, distributions, and net income (loss) attributable to such joint ventures. Pursuant to the terms of the unconsolidated joint venture agreements, all income and distributions are allocated to the joint venture partners in accordance with their respective ownership interests. Distributions of net cash from operations are generally distributed to the joint venture partners on a quarterly basis.

Cash and Cash Equivalents

Piedmont considers all highly-liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents include cash and short-term investments. Short-term investments are stated at cost, which approximates fair value, and consist of investments in money market accounts.

Tenant Receivables, net

Tenant receivables are comprised of rental and reimbursement billings due from tenants and the cumulative amount of future adjustments necessary to present rental income on a straight-line basis. Tenant receivables are recorded at the original amount earned, less an allowance for any doubtful accounts, which approximates fair value. Management assesses the realizability of tenant receivables on an ongoing basis and provides for allowances as such balances, or portions thereof, become uncollectible. Piedmont adjusted the allowance for doubtful accounts by recording provisions for/(recoveries of) bad debts of approximately $633,000, ($971,000), and $1,100,000 for the years ended December 31, 2008, 2007, and 2006, respectively, which are included in general and administrative expenses and in income from discontinued operations in the accompanying consolidated statements of income.

Notes Receivable

Notes receivable include Piedmont’s investment in mezzanine debt, as well as one note receivable from a tenant at the 35 W. Wacker Building, and are recorded at face amount, less any principal payments through the date of the accompanying consolidated balance sheets. The tenant note receivable bears interest at rates comparable to borrowers with similar characteristics; therefore, the carrying amount approximates the fair value of the note as of the dates of the accompanying consolidated balance sheets.

Investment in Mezzanine Debt

Piedmont evaluates its investments in VIEs in accordance with FIN 46R, a modification of FIN No. 46, Consolidation of Variable Interest Entities. During 2008, Piedmont purchased mezzanine debt through a newly created, wholly-owned subsidiary, 500 W. Monroe Mezz II, LLC. This mezzanine debt is collateralized by a property located in Chicago, IL. Piedmont has determined that this subsidiary holds a variable interest in a VIE. However, Piedmont has determined that 500 W. Monroe Mezz II, LLC is not the primary beneficiary of any VIE in the overall property debt structure. Piedmont reflects the note receivable, discount on note receivable, interest income, and amortization of the discount on note receivable related to this investment in its consolidated financial statements but does not consolidate the assets, liabilities, or operations of the VIEs in the overall property debt structure.

Piedmont’s carrying amount and maximum exposure to loss as a result of its investment in mezzanine debt is $46.5 million as of December 31, 2008.

Prepaid Expenses and Other Assets

Prepaid expenses and other assets are primarily comprised of the following items:

•	prepaid taxes, insurance and operating costs;

•	escrow accounts held by lenders to pay future real estate taxes, insurance and tenant improvements;

•	earnest money paid in connection with future acquisitions; and

•	equipment, furniture and fixtures, and tenant improvements for Piedmont’s corporate office space, net of accumulated depreciation.

Prepaid expenses and other assets will be expensed as utilized or reclassified to other asset or equity accounts upon being put into service in future periods. Balances without a future economic benefit are written off as they are identified.

Goodwill

Goodwill is the excess of cost of an acquired entity over the amounts specifically assigned to assets acquired and liabilities assumed in purchase accounting for business combinations, as well as costs incurred as part of the acquisition. Piedmont tests the carrying value of its goodwill for impairment on an annual basis, or if an event occurs or circumstances change that would indicate the carrying amount may be impaired. An impairment loss may be recognized when the carrying amount of the acquired net assets exceeds the estimated fair value of those assets.

Deferred Financing Costs

Deferred financing costs are comprised of costs incurred in connection with securing financing from third-party lenders and are capitalized and amortized to interest expense on a straight-line basis over the terms of the related financing arrangements. Piedmont recognized amortization of deferred financing costs, including the write-off of deferred financing costs related to the early extinguishment of debt, for the years ended December 31, 2008, 2007, and 2006 of approximately $2.5 million, $2.2 million, and $1.8 million, respectively, which is included in interest expense in the accompanying consolidated statements of income.

Deferred Lease Costs

Deferred lease costs are comprised of costs and incentives incurred to acquire operating leases, including intangible lease origination costs, and are capitalized and amortized on a straight-line basis over the terms of the related leases. Amortization of deferred leasing costs is reflected in the accompanying consolidated statements of income as follows.

•

Piedmont amortized deferred lease costs of approximately $29.4 million, $28.8 million, and $29.1 million for the years ended December 31, 2008, 2007, and 2006, respectively, which is recorded as amortization expense and as a component of income from discontinued operations.

•

Piedmont recognized additional amortization of lease incentives classified as deferred lease costs of $2.6 million, $2.1 million, and $0.9 million, which was recorded as an adjustment to rental income for the years ended December 31, 2008, 2007, and 2006, respectively.

Upon receiving notification of a tenant’s intention to terminate a lease, unamortized deferred lease costs are written down to net realizable value.

Lines of Credit and Notes Payable

Certain mortgage notes included in lines of credit and notes payable in the accompanying consolidated balance sheets were assumed upon the acquisition of real properties. When debt is assumed, Piedmont adjusts the loan to fair value with a corresponding adjustment to building. The fair value adjustment is amortized to interest expense over the term of the loan using the effective interest method. The unamortized balance of the mortgage notes’ fair value adjustments as of December 31, 2008 and 2007 was $0 and $0.6 million, respectively.

Interest Rate Swap

In June 2008, Piedmont entered into an interest rate swap agreement to hedge its exposure to changing interest rates on one of its variable rate debt instruments. As required by Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), Piedmont records all derivatives on the balance sheet at fair value. Piedmont reassesses the effectiveness of its derivatives designated as cash flow hedges on a regular basis to determine if they continue to be highly effective and also to determine if the forecasted transactions remain highly probable. The changes in fair value of derivatives designated as cash flow hedges are recorded in other comprehensive income (“OCI”), and the amounts in OCI will be reclassified to earnings when the hedged transactions occur. Changes in the fair values of derivatives designated as cash flow hedges that do not qualify for hedge accounting treatment are recorded as gain/(loss) on interest rate swap in the consolidated statements of income. The fair value of the interest rate swap agreement is recorded as prepaid expenses and other assets or as interest rate swap liability in the accompanying consolidated balance sheets. Amounts received or paid under interest rate swap agreements are also recorded as gain/(loss) on interest rate swap in the consolidated income statements as incurred. Currently, Piedmont does not use derivatives for trading or speculative purposes and does not have any derivatives that are not designated as cash flow hedges.

Noncontrolling Interest

Noncontrolling interest represents the equity interests of consolidated subsidiaries that are not owned by Piedmont. Noncontrolling interest is adjusted for contributions, distributions, and earnings (loss) attributable to the noncontrolling interest partners of the consolidated joint ventures. All earnings and distributions are allocated to the partners of the consolidated joint ventures in accordance with their respective partnership agreements. Earnings allocated to such noncontrolling interest partners are recorded as income attributable to noncontrolling interest in the accompanying consolidated statements of income.

Piedmont has reclassified prior year amounts to conform to the current year presentation. Upon adoption of SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51, on January 1, 2009, Piedmont retrospectively changed the classification and presentation of Noncontrolling Interests, previously referred to as Minority Interests, in the consolidated financial statements for all periods presented to conform to the classification and presentation of Noncontrolling Interests that became effective on January 1, 2009. Accordingly, the financial statements have been labeled “As Adjusted.”

Preferred Stock

To date, Piedmont has not issued any shares of preferred stock; however, Piedmont is authorized to issue up to 100,000,000 shares of one or more classes or series of preferred stock. Piedmont’s board of directors may determine the relative rights, preferences, and privileges of any class or series of preferred stock that may be issued, and can be more beneficial than the rights, preferences, and privileges attributable to Piedmont’s common stock.

Common Stock

The par value of Piedmont’s issued and outstanding shares of common stock is classified as common stock, with the remainder allocated to additional paid-in capital.

Dividends

As a REIT, Piedmont is required by the Internal Revenue Code of 1986, as amended (the “Code”), to make distributions to stockholders each taxable year equal to at least 90% of its taxable income, computed without regard to the dividends-paid deduction and by excluding net capital gains attributable to stockholders (“REIT taxable income”).

Dividends to be distributed to the stockholders are determined by the board of directors of Piedmont and are dependent upon a number of factors relating to Piedmont, including funds available for payment of dividends, financial condition, the timing of property acquisitions, capital expenditure requirements, and annual distribution requirements in order to maintain Piedmont’s status as a REIT under the Code.

Redeemable Common Stock

Subject to certain limitations, Piedmont’s common shares are contingently redeemable at the option of the stockholder. Such limitations include, however are not limited to, the following: (i) Piedmont may not redeem in excess of 5% of the weighted-average common shares outstanding during the prior calendar year during any calendar year; and (ii) in no event shall the aggregate amount paid for redemptions under the Piedmont share redemption program exceed the aggregate amount of proceeds received from the sale of shares pursuant to the DRP. Accordingly, Piedmont has recorded redeemable common stock equal to the aggregate amount of proceeds received under the DRP, less the aggregate amount incurred to redeem shares under Piedmont’s share redemption program of $112.9 million and $166.8 million as of December 31, 2008 and 2007, respectively. Further, upon being tendered for redemption by the holder, Piedmont reclassifies redeemable common shares from mezzanine equity to a liability at settlement value. As of December 31, 2007, approximately $6.0 million was recorded for shares tendered and eligible for redemption which had not been redeemed, and are, therefore, included in accounts payable, accrued expenses, and accrued capital expenditures in the accompanying consolidated balance sheet. As of December 31, 2008, the redemption pool was exhausted and no shares were eligible for redemption. Therefore, there was no accrual as of December 31, 2008.

Revenue Recognition

All leases on real estate assets held by Piedmont are classified as operating leases, and the related base rental income is generally recognized on a straight-line basis over the terms of the respective leases. Tenant reimbursements are recognized as revenue in the period that the related operating cost is incurred. Rents and tenant reimbursements collected in advance are recorded as deferred income in the accompanying consolidated balance sheets. Other rental income, consisting primarily of lease termination fees, is recognized once the tenant has lost the right to lease the space and Piedmont has satisfied all obligations under the related lease or lease termination agreement.

Gains on the sale of real estate assets are recognized upon completing the sale and, among other things, determining the sale price and transferring all of the risks and rewards of ownership without significant continuing involvement with the purchaser. Recognition of all or a portion of the gain would be deferred until both of these conditions are met. Losses are recognized in full as of the sale date.

Stock-based Compensation

Piedmont has issued restricted stock to employees and directors, as well as stock options outstanding which were granted to independent directors in prior years. Restricted stock issued to employees and directors during 2008 and 2007 resulted in compensation expense of approximately $4.1 million and $3.8 million, respectively, and directors’ fees of approximately $0.5 million and $0.1 million, respectively. Piedmont intends to recognize the fair value of all stock options granted to directors or employees over the respective vesting periods. However, to date, the options granted by Piedmont to directors have not had significant value. All expense recognized by Piedmont related to stock-based compensation is recorded as general and administrative expense in the accompanying consolidated statements of income.

Net Income Available to Common Stockholders Per Share

Net income available to common stockholders per share is calculated based on the weighted-average number of common shares outstanding during each period. Outstanding stock options have been excluded from the diluted earnings per share calculation, as their impact would be anti-dilutive. However, the incremental weighted-average shares from restricted stock awards are included in the diluted earnings per share calculation.

Income Taxes

Piedmont has elected to be taxed as a REIT under the Code, and has operated as such, beginning with its taxable year ended December 31, 1998. To qualify as a REIT, Piedmont must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its annual REIT taxable income. As a REIT, Piedmont is generally not subject to federal income taxes. Accordingly, neither a provision nor a benefit for federal income taxes has been made in the accompanying consolidated financial statements. Piedmont is subject to certain state and local taxes related to the operations of properties in certain locations, which have been provided for in the financial statements.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period financial statement presentation.

Recent Accounting Pronouncements

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment to FASB Statement No. 133 (“SFAS 161”). SFAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities, improving the transparency of financial reporting. The enhanced disclosures include descriptions of how and why the entity uses derivative instruments, how such instruments are accounted for under FASB Statement No. 133, and how derivative instruments affect the entity’s financial position, operations, and cash flows. SFAS 161 will be effective for Piedmont beginning January 1, 2009. Piedmont does not expect the provisions of SFAS 161 to have a material effect on its consolidated financial statements.

In February 2008, the FASB issued Staff Position No. SFAS 157-2, Effective Date of FASB Statement No. 157 (“FSP 157-2”). FSP 157-2 delays the effective date of SFAS 157, for all nonrecurring, nonfinancial assets and liabilities until fiscal years beginning after November 15, 2008. Accordingly, FSP 157-2 will be effective for Piedmont beginning January 1, 2009. Piedmont will continue to assess the provisions and evaluate the financial statement impact of SFAS 157-2 on its consolidated financial statements. However, Piedmont adopted the other aspects of SFAS 157 which are not excluded by FSP 157-2 for its financial assets and liabilities effective January 1, 2008. SFAS 157 defines fair value, establishes a framework for fair value, and expands disclosures required for fair value measurements under GAAP.

In December 2007, the FASB issued SFAS No. 141R, Business Combinations (“SFAS 141R”). SFAS 141R requires, among other things, that transaction costs incurred in business combinations, including acquisitions of real estate assets which qualify as a business, be expensed as incurred by the acquirer. Preacquisition contingencies, such as environmental or legal issues, as well as contingent consideration, will generally be accounted for in purchase accounting at fair value. SFAS 141R will be effective for Piedmont beginning January 1, 2009. Piedmont expects the provisions of SFAS 141R, to the extent it enters into material acquisition activity in 2009, to have a material financial statement impact on its consolidated financial statements.

In June 2007, the American Institute of Certified Public Accountants (“AICPA”) issued Statement of Position (“SOP”) 07-1, Clarification of the Scope of the Audit and Accounting Guide “Investment Companies” and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies (“SOP 07-1”), which provides guidance for determining which entities fall within the scope of the AICPA Audit and Accounting Guide for Investment Companies and requires additional disclosures for certain of those entities. The effective date of SOP 07-1 has been deferred indefinitely by the FASB. Piedmont will continue to assess the provisions and evaluate the financial statement impact of SOP 07-1 on its consolidated financial statements.

3.	Goodwill

On April 16, 2007, Piedmont closed the transaction to internalize the functions of Piedmont’s external advisor companies and became a self-managed entity (the “Internalization”). In connection with the closing, Piedmont acquired all of the outstanding shares of the capital stock of two affiliates of its former advisor for total consideration of $175 million, comprised entirely of 19,546,302 shares of Piedmont’s common stock. For purposes of determining the amount of consideration paid, the parties to the transaction agreed to value the shares of Piedmont’s common stock at a per share price of $8.9531. The purchase price included, among other things, certain net assets of Piedmont’s former advisor, as well as the termination of Piedmont’s obligation to pay certain fees required pursuant to the terms of the in-place agreements with the advisor including, but not limited to, disposition fees, listing fees, and incentive fees. (See Note 16 below). In addition, in connection with the transaction, Piedmont’s former advisor transferred and assigned the 20,000 limited partnership units it owned in Piedmont OP to Piedmont Office Holdings, Inc., a wholly-owned taxable REIT subsidiary of Piedmont, for 22,339 shares of Piedmont’s common stock.

Of the original 19,546,302 shares issued as consideration for the Internalization, 162,706 shares (approximately 0.8%) were placed in an escrow account. On September 17, 2008, the board of directors of Piedmont approved a resolution to release 130,054 shares of the total 162,706 shares of such common stock to Wells Advisory Services I, LLC (“WASI”) from the escrow account established at the closing of the Internalization. The release of such shares was subject to a calculation to determine a certain minimum level of projected earnings as a result of Piedmont’s managing properties after the Internalization. This calculation was performed by Piedmont’s management, reviewed by an independent third-party advisor, and agreed to by both parties. The remaining 32,652 shares held in escrow were returned to Piedmont on February 13, 2009. Further, dividend income received on these shares during the period they were held in escrow was distributed to WASI or returned to Piedmont pro-rata based on each party’s allocated shares.

For financial reporting purposes, Piedmont accounted for the Internalization as a consummation of a business combination between parties with a pre-existing relationship, whereby the purchase consideration was allocated to identifiable tangible and intangible assets, with the remainder allocated to goodwill. The computation of goodwill is as follows (in thousands):

Piedmont shares of common stock issued as consideration (19,546,302 shares issued at $8.9531 per share)	$175,000
Assets acquired related to acquisition of former advisor companies	(1,409)
Liabilities assumed related to acquisition of former advisor companies	1,264

Subtotal	174,855
Acquisition costs and fees	5,516

Goodwill, as of December 31, 2007	180,371
Acquisition costs and fees	19

Goodwill, as of December 31, 2008	$180,390

Piedmont believes that the acquisition qualifies as a tax-free reorganization under Internal Revenue Code Section 368(a)(1)(A).

4.	Notes Receivable

Notes receivable as of December 31, 2008 and 2007, respectively, are as follows (in thousands):

	2008	2007
Investment in mezzanine debt	$46,461	$—
Note receivable from tenant	453	854

Notes receivable	$46,914	$854

On March 19, 2008, Piedmont invested $45.6 million in mezzanine debt of an entity which is generally secured by a pledge of the equity interest of the entity owning a 46-story, Class A, commercial office building located in downtown Chicago. Piedmont’s interest is subordinate to the mortgage loan secured by the office building as well as subordinate to the interests of two other mezzanine lenders. The note matures on August 9, 2009 (with three one-year extension options exercisable at the borrower’s discretion) and bears interest at a floating rate of LIBOR plus 1.61%. The purchase of the mezzanine debt resulted in a discount which will be amortized to interest income over the life of the loan using the straight-line method, which materially approximates the effective interest method. Such income, in addition to interest income received through borrower loan repayments, is recognized as interest income in the consolidated financial statements. Piedmont recognized such interest income of $2.5 million for the year ended December 31, 2008.

5.	Acquisitions of Real Estate Assets

The following properties were acquired in 2008 (dollars in thousands):

Property	Acquisition Date	Location	Approximate Square Feet	Purchase Price
35 W. Wacker Building(1)	May 15, 2008	Chicago, IL	N/A	$3,100
Piedmont Pointe II	June 25, 2008	Bethesda, MD	221,000	$83,700

(1)

Piedmont purchased an additional 1.5446% interest in the 1.1 million square feet office building from one of the minority shareholders in the joint venture that owns the building. Piedmont’s total ownership interest in the building is now approximately 96.5%.

6.	Impairment of Real Estate Assets

20/20 Building (Investment in Unconsolidated Joint-Venture)

During the third quarter 2008, Piedmont recorded approximately $2.1 million as its pro-rata share of an impairment charge related to the 20/20 Building, which is owned by Fund XI-XII-REIT Joint Venture. The 20/20 Building was purchased in July 1999 and consists of one, three-story office building located in Leawood, KS totaling approximately 70,000 square feet. Piedmont, through its investment in Fund XI-XII-REIT, owns approximately 57% of the 20/20 Building.

The estimated fair value of the underlying asset was determined based upon the present value of discounted cash flows. The charge related to the “other than temporary” impairment of the investment was recorded with other net operations of the property as equity in income of unconsolidated joint ventures in the accompanying consolidated statements of income, and as a reduction to the investment in unconsolidated joint ventures in the accompanying consolidated balance sheets.

5000 Corporate Court Building

During the fourth quarter 2006, Piedmont considered the results of exploratory marketing of the 5000 Corporate Court Building in Holtsville, New York. Based on the results of such exploratory marketing and a reduction in the intended holding period, Piedmont determined that the carrying value of the real estate and intangible assets was less than the projected undiscounted future cash flows. Accordingly, Piedmont recorded an impairment loss on real estate assets of approximately $7.6 million during the fourth quarter 2006 to reduce the carrying value of the 5000

Corporate Court Building to its estimated fair value based on offers received in connection with such marketing efforts. The offers received were not deemed to be acceptable; therefore, Piedmont elected to focus on building the value of the property through leasing and marketing strategies.

7.	Unconsolidated joint ventures

Investments in Unconsolidated Joint Ventures

As of December 31, 2008 and 2007, Piedmont owned interests in the following unconsolidated joint ventures (in thousands):

	2008		2007
	Amount	Percentage	Amount	Percentage
Fund XIII and REIT Joint Venture	$21,601	72%	$22,956	72%
Fund XII and REIT Joint Venture	17,616	55%	18,212	55%
Fund XI, XII and REIT Joint Venture	3,210	57%	5,325	57%
Wells/Freemont Associates	5,406	78%	5,557	78%
Fund IX, X, XI and REIT Joint Venture	407	4%	418	4%

	$48,240		$52,468

Through the unconsolidated joint ventures listed above, Piedmont owned partnership interests in eight buildings comprised of approximately 0.9 million square feet as of December 31, 2008 and 2007.

Due from Unconsolidated Joint Ventures

As of December 31, 2008 and 2007, due from unconsolidated joint ventures represents operating distributions due to Piedmont from its investments in unconsolidated joint ventures for the fourth quarters 2008 and 2007, respectively.

8.	Lines of Credit and Notes Payable

The following table summarizes the terms of Piedmont’s indebtedness outstanding as of December 31, 2008 and 2007 (in thousands):

Facility	Fixed-rate (F) or Variable rate (V)		Rate	Term Debt (T) or Revolving (R)	Amortizing (A) or Interest Only (IO)	Maturity		Amount Outstanding as of December 31,
								2008	2007
Secured Pooled Facility	F		4.84%	T	IO	6/7/2014		$350,000	$350,000
Aon Center Chicago Mortgage Note	F		4.87%	T	IO	5/1/2014		200,000	200,000
	F		5.70%	T	IO	5/1/2014		25,000	25,000
$125.0 Million Fixed-Rate Loan	F		5.50%	T	IO	4/1/2016		125,000	125,000
35 W. Wacker Building Mortgage Note	F		5.10%	T	IO	1/1/2014		120,000	120,000
WDC Mortgage Notes	F		5.76%	T	IO	11/1/2017		140,000	140,000
$105.0 Million Fixed-Rate Loan	F		5.29%	T	IO	5/11/2015		105,000	105,000
$45.0 Million Fixed-Rate Loan	F		5.20%	T	IO	6/1/2012		45,000	45,000
$42.5 Million Fixed-Rate Loan	F		5.70%	T	IO	10/11/2016		42,525	42,525
3100 Clarendon Boulevard Building Mortgage Note	F		6.40%	T	IO	8/25/2008		—	33,896
One Brattle Square Building Mortgage Note	F		8.50%	T	A	3/11/2028	(4)	—	26,109
$250 Million Unsecured Term Loan	V	(1)	LIBOR (0.44%)(2) + 1.50%	T	IO	6/28/2010		250,000	—
$500 Million Unsecured Facility	V		2.19%(3)	R	IO	8/30/2011		121,100	89,000

Total indebtedness								$1,523,625	$1,301,530

(1)	$250 Million Unsecured Term Loan has a stated variable rate; however, Piedmont entered into an interest rate swap which effectively fixes the rate on this facility to 4.97% as of December 31, 2008.

(2)	Represents 30-day LIBOR rate as of December 31, 2008.

(3)

Rate is equal to the weighted-average interest rate on all outstanding draws as of December 31, 2008. Piedmont may select from multiple interest rate options with each draw, including the prime rate and various length LIBOR locks. All selections are subject to an additional spread (0.475% as of December 31, 2008) over the selected rate based on Piedmont’s current credit rating.

(4)	On March 11, 2008, Piedmont repaid the entire outstanding principal balance on the One Brattle Square Building Mortgage Note.

$250 Million Unsecured Term Loan and Related Interest Rate Swap

On June 26, 2008, Piedmont OP entered into a $250 million unsecured term loan facility (the “$250 Million Unsecured Term Loan”) with J.P. Morgan Securities Inc. and Banc of America Securities, LLC, serving together as co-lead arrangers, JPMorgan Chase Bank, N.A., serving as administrative agent, Bank of America, N.A., serving as syndication agent, Wells Fargo Bank, N.A. (“Wells Fargo”), Regions Bank, N.A., and US Bank N.A., as documentation agents, and a syndicate of other financial institutions, serving as participants.

The term of the $250 Million Unsecured Term Loan is two years, and Piedmont may extend the term for one additional year provided Piedmont is not then in default and upon the payment of a 25 basis point extension fee. Piedmont paid customary arrangement and upfront fees of approximately $1.9 million to the lenders in connection with the closing of the $250 Million Unsecured Term Loan.

The $250 Million Unsecured Term Loan bears interest at varying levels based on (i) the London Interbank Offered Rate (“LIBOR”), (ii) the credit rating levels issued for Piedmont, and (iii) an interest period selected by Piedmont of one, two, three, six months, or to the extent available from all lenders in each case, one year or periods of less than one month. The stated interest rate spread over LIBOR can vary from LIBOR plus 1.1% to LIBOR plus 2.0% based upon the then current credit rating of Piedmont. As of December 31, 2008, the current stated interest rate spread over LIBOR on the loan was 1.50%.

Under the $250 Million Unsecured Term Loan, Piedmont is subject to certain financial covenants that require, among other things, the maintenance of an unencumbered interest coverage ratio of at least 1.75, an unencumbered leverage ratio of at least 1.60, a fixed charge coverage ratio of at least 1.50, a leverage ratio of no more than 0.60, and a secured debt ratio of no more than 0.40.

In connection with obtaining the $250 Million Unsecured Term Loan, Piedmont entered into an interest rate swap agreement with Regions Bank for the full outstanding balance of the loan. The effective date of the interest rate swap agreement is June 27, 2008, and the interest rate swap agreement terminates June 28, 2010. Based upon Piedmont’s current credit rating and the terms of the interest rate swap agreement, Piedmont’s cash expenditure for interest is effectively fixed on the $250 Million Unsecured Term Loan at 4.97%. See additional information concerning the interest swap below in Note 9.

In the event of a change of control of Piedmont, a certain non-consenting lender representing approximately $50 million of the $250 Million Unsecured Term Loan may either be replaced by Piedmont with a suitable replacement lender, or be repaid by Piedmont within 10 days.

Aggregate Maturities

A summary of the aggregate maturities of Piedmont’s indebtedness as of December 31, 2008, is provided below (in thousands):

2009	$—
2010	250,000	(1)
2011	121,100	(2)
2012	45,000
2013	—
Thereafter	1,107,525

Total	$1,523,625

(1)	Amount maturing represents the outstanding balance as of December 31, 2008 on the $250 Million Unsecured Term Loan, which may be extended, upon payment of a 25 basis point fee, to June 2011.

(2)	Amount maturing represents the outstanding balance as of December 31, 2008 on the $500 Million Unsecured Line of Credit, which may be extended, upon payment of a 15 basis point fee, to August 2012.

Piedmont’s weighted-average interest rate as of December 31, 2008 and 2007, for aforementioned borrowings was approximately 4.89% and 5.38%, respectively. Piedmont made interest payments on indebtedness, including amounts capitalized, of approximately $73.2 million, $63.2 million, and $60.4 million during the years ended December 31, 2008, 2007, and 2006, respectively.

9.	Fair Value Measurements

Piedmont considers its cash, accounts receivable, notes receivable, accounts payable, interest rate swap agreement, and lines of credit and notes payable to meet the definition of financial instruments. As of December 31, 2008 and 2007, the carrying value of cash, accounts receivable, notes receivable from tenants to fund certain expenditures related to the property, and accounts payable approximated fair value. Piedmont estimates the fair value of its lines of credit and notes payable to be $1.4 billion and $1.3 billion as of December 31, 2008 and 2007, respectively. The estimated fair value of Piedmont’s investment in mezzanine debt, a component of notes receivable in its accompanying consolidated balance sheets, is approximately $29.7 million as of December 31, 2008.

Effective January 1, 2008, Piedmont adopted SFAS 157, which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. SFAS 157 establishes a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level 1 —	Quoted prices in active markets for identical assets or liabilities.

Level 2 —

Observable inputs other than quoted prices included in level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 —

Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

In instances in which the inputs used to measure fair value may fall into different levels of the fair value hierarchy, the level in the fair value hierarchy within which the fair value measurement in its entirety has been determined is based on the lowest level input that is significant to the fair value measurement in its entirety. Piedmont’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Interest Rate Swap Valuation

Piedmont’s interest rate swap has been designated as a hedge of the variability in expected future cash flows on the $250 Million Unsecured Term Loan. Piedmont’s objective in using this interest rate derivative is to add stability to interest expense and to manage its exposure to interest rate movements or other identified risks that currently exist. The valuation of this instrument is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of this derivative. This analysis reflects the contractual terms of the derivative, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. Upon the adoption of SFAS 157, Piedmont modified its methodology for estimating the fair value of its derivative financial instrument. In addition to the computations previously described, Piedmont considered both its own and the respective counterparty’s risk of non-performance in determining the fair value of its derivative financial instrument. To do this, Piedmont estimated the total expected exposure under the derivative financial instrument, consisting of the current exposure and the potential future exposure that both Piedmont and the counterparty to the interest rate swap agreement were at risk to as of the valuation date. The total expected exposure was then discounted using discount factors that contemplate the credit risk of Piedmont and the counterparty to arrive at a credit charge. This credit charge was then netted against the fair value of the derivative financial instrument computed based on Piedmont’s prior methodology to arrive at an estimate of fair value based on the framework presented in SFAS 157. As of December 31, 2008, the credit valuation adjustment did not comprise a material portion of the fair value of the derivative financial instrument.

As of December 31, 2008, Piedmont believes that any unobservable inputs used to determine the fair value of its derivative financial instrument are not significant to the fair value measurement in its entirety, and therefore Piedmont does not consider its derivative financial instrument to be considered a Level 3 Liability.

The table below presents Piedmont’s liability measured at fair value on a recurring basis as of December 31, 2008, aggregated by the level in the fair value hierarchy within which the measurement falls (in thousands):

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2008
Liabilities
Derivative financial instrument	$—	$8,957	$—	$8,957

10.	Commitments and Contingencies

Commitments Under Existing Lease Agreements

Certain lease agreements include provisions that, at the option of the tenant, may obligate Piedmont to provide funding for capital improvements. Under Piedmont’s existing lease agreements, tenants are entitled to significant landlord-funded tenant improvements, leasing commissions, and building improvements. In addition, certain lease agreements contain provisions that require us to issue corporate guarantees to provide funding for such capital improvements.

Contingencies Related to Tenant Audits

Certain lease agreements include provisions that grant tenants the right to engage independent auditors to audit their annual operating expense reconciliations. Such audits may result in the re-interpretation of language in the lease agreements which could result in the refund of previously recognized tenant reimbursement revenues, resulting in financial loss to Piedmont.

Operating Lease Obligations

Three properties (the River Corporate Center Building in Tempe, AZ; the Avnet Building in Tempe, AZ; and the Bellsouth Building in Ft. Lauderdale, FL) are subject to ground leases with expiration dates ranging between 2048 and 2101. The aggregate remaining payments required under the terms of these operating leases as of December 31, 2008 are presented below (in thousands):

2009	$636
2010	636
2011	636
2012	750
2013	750
Thereafter	77,118

Total	$80,526

Ground rent expense for the years ended December 31, 2008, 2007, and 2006, was approximately $574,000, $563,000, and $563,000, respectively, and is included in property operating costs in the accompanying consolidated statements of income. The net book value of the real estate assets of the related office buildings subject to operating ground leases is approximately $28.2 million and $29.1 million as of December 31, 2008 and 2007, respectively.

Assertion of Legal Action

In Re Wells Real Estate Investment Trust, Inc. Securities Litigation, Civil Action No. 1:07-cv-00862-CAP (Upon motions to dismiss filed by defendants, parts of all seven counts were dismissed by the court. Counts III through VII were dismissed in their entirety. A motion for class certification has been filed and the parties are engaged in discovery.)

On March 12, 2007, a stockholder filed a purported class action and derivative complaint in the United States District Court for the District of Maryland against, among others, Piedmont, Piedmont’s previous advisors, and the officers and directors of Piedmont prior to the closing of the Internalization. The complaint attempts to assert class action claims on behalf of those persons who received and were entitled to vote on the proxy statement filed with the SEC on February 26, 2007.

The complaint alleges, among other things, (i) that the consideration to be paid as part of the Internalization is excessive; (ii) violations of Section 14(a), including Rule 14a-9 thereunder, and Section 20(a) of the Exchange Act, based upon allegations that the proxy statement contains false and misleading statements or omits to state material facts; (iii) that the board of directors and the current and previous advisors breached their fiduciary duties to the class and to Piedmont; and (iv) that the proposed Internalization will unjustly enrich certain directors and officers of Piedmont.

The complaint seeks, among other things, (i) certification of the class action; (ii) a judgment declaring the proxy statement false and misleading; (iii) unspecified monetary damages; (iv) to nullify any stockholder approvals obtained during the proxy process; (v) to nullify the Internalization; (vi) restitution for disgorgement of profits, benefits, and other compensation for wrongful conduct and fiduciary breaches; (vii) the nomination and election of new independent directors, and the retention of a new financial advisor to assess the advisability of Piedmont’s strategic alternatives; and (viii) the payment of reasonable attorneys’ fees and experts’ fees.

On June 27, 2007, the plaintiff filed an amended complaint, which contains the same counts as the original complaint, described above, with amended factual allegations based primarily on events occurring subsequent to the original complaint and the addition of a Piedmont officer as an individual defendant.

On March 31, 2008, the court granted in part the defendants’ motion to dismiss the amended complaint. The court dismissed five of the seven counts of the amended complaint in their entirety. The court dismissed the remaining two counts with the exception of allegations regarding the failure to disclose in Piedmont’s proxy statement details of certain expressions of interest by a third party in acquiring Piedmont. On April 21, 2008, the plaintiff filed a second amended complaint, which alleges violations of the federal proxy rules based upon allegations that the proxy statement to obtain approval for the Internalization omitted details of certain expressions of interest in acquiring Piedmont. The second amended complaint seeks, among other things, unspecified monetary damages, to nullify and rescind the Internalization, and to cancel and rescind any stock issued to the defendants as consideration for Internalization. On May 12, 2008, the defendants answered the second amended complaint.

On June 23, 2008, the plaintiff filed a motion for class certification. On January 16, 2009, defendants filed their response to plaintiff’s motion for class certification. The plaintiff filed its reply in support of its motion for class certification on February 19, 2009, and the motion is presently pending before the court. The parties are presently engaged in discovery.

Piedmont believes that the allegations contained in the complaint are without merit and will continue to vigorously defend this action. Due to the uncertainties inherent in the litigation process, it is not possible to predict the ultimate outcome of this matter at this time; however, as with any litigation, the risk of financial loss does exist.

In Re Piedmont Office Realty Trust, Inc. Securities Litigation, Civil Action No. 1:07-cv-02660-CAP (Defendants have filed a motion to dismiss the amended complaint.)

On October 25, 2007, the same stockholder mentioned above filed a second purported class action in the United States District Court for the Northern District of Georgia against Piedmont and its board of directors. The complaint attempts to assert class action claims on behalf of (i) those persons who were entitled to tender their shares pursuant to the tender offer filed with the SEC by Lex-Win Acquisition LLC, a former stockholder, on May 25, 2007, and (ii) all persons who are entitled to vote on the proxy statement filed with the SEC on October 16, 2007.

The complaint alleges, among other things, violations of the federal securities laws, including Sections 14(a) and 14(e) of the Exchange Act and Rules 14a-9 and 14e-2(b) promulgated thereunder. In addition, the complaint alleges that defendants have also breached their fiduciary duties owed to the proposed classes.

On December 26, 2007, the plaintiff filed a motion seeking that the court designate it as lead plaintiff and its counsel as class lead counsel, which the court granted on May 2, 2008.

On May 19, 2008, the lead plaintiff filed an amended complaint which contains the same counts as the original complaint. On June 30, 2008, defendants filed a motion to dismiss the amended complaint. The court has not yet ruled on the motion to dismiss.

Piedmont believes that the allegations contained in the complaint are without merit and will continue to vigorously defend this action. Due to the uncertainties inherent in the litigation process, it is not possible to predict the ultimate outcome of this matter at this time; however, as with any litigation, the risk of financial loss does exist.

Donald and Donna Goldstein, Derivatively on behalf of Nominal Defendant Piedmont Office Realty Trust, Inc. v. Leo F. Wells, III, et al. (Defendant’s motion to dismiss granted on February 9, 2009.)

On August 24, 2007, two stockholders of Piedmont filed a putative shareholder derivative complaint in the Superior Court of Fulton County, State of Georgia, on behalf of Piedmont against, among others, one of Piedmont’s previous advisors, and a number of Piedmont’s current and former officers and directors.

The complaint alleged, among other things, (i) that the consideration paid as part of the Internalization of Piedmont’s previous advisors was excessive; (ii) that the defendants breached their fiduciary duties to Piedmont; and (iii) that the Internalization transaction unjustly enriched the defendants.

The complaint sought, among other things, (i) a judgment declaring that the defendants have committed breaches of their fiduciary duties and were unjustly enriched at the expense of Piedmont; (ii) monetary damages equal to the amount by which Piedmont has been damaged by the defendants; (iii) an order awarding Piedmont restitution from the defendants and ordering disgorgement of all profits and benefits obtained by the defendants from their wrongful conduct and fiduciary breaches; (iv) an order directing the defendants to respond in good faith to offers which are in the best interest of Piedmont and its stockholders and to establish a committee of independent directors or an independent third party to evaluate strategic alternatives and potential offers for Piedmont, and to take steps to maximize Piedmont’s and the stockholders’ value; (v) an order directing the defendants to disclose all material information to Piedmont’s stockholders with respect to the Internalization transaction and all offers to purchase Piedmont and to adopt and implement a procedure or process to obtain the highest possible price for the stockholders; (vi) an order rescinding, to the extent already implemented, the Internalization transaction; (vii) the establishment of a constructive trust upon any benefits improperly received by the defendants as a result of their wrongful conduct; and (viii) an award to the plaintiffs of costs and disbursements of the action, including reasonable attorneys’ and experts’ fees.

On March 13, 2008, the court granted the motion to dismiss this complaint. On April 11, 2008, the plaintiffs filed a notice to appeal the court’s judgment granting the defendants’ motion to dismiss. On February 9, 2009, the Georgia Court of Appeals issued an opinion affirming the Court’s judgment granting the defendants’ motion to dismiss. The time for plaintiffs to file a notice of intention to apply for certiorari in the Georgia Supreme Court or move for reconsideration has expired.

Other Legal Matters

Piedmont is from time to time a party to other legal proceedings, which arise in the ordinary course of its business. None of these ordinary course legal proceedings are reasonably likely to have a material adverse effect on results of operations or financial condition.

11.	Stockholders’ Equity

Deferred Stock Award Grant

Pursuant to the 2007 Omnibus Incentive Plan, Piedmont granted the following deferred stock awards to its employees:

	Deferred Stock Award Grants
Date of Grant	April 21, 2008	May 18, 2007
Shares granted(1)	451,782	764,850
Shares withheld to pay taxes(2)	20,695	82,666
Shares unvested as of December 31, 2008	334,529	366,020
Fair value of awards on date of grant(3)	$8.70	$10.00

(1)	Of the shares granted, 25% vested on the day of grant and the remaining shares, adjusted for any forfeitures, vest ratably on the anniversary date over the following three years.

(2)	These shares were surrendered upon vesting to satisfy required minimum tax withholding obligations.

(3)

The fair value of the awards is based on an assumed price reduced by the present value of dividends expected to be paid on the unvested portion of the shares discounted at the appropriate risk-free rate.

During the years ended December 31, 2008 and 2007, Piedmont recognized approximately $4.1 million and $3.8 million of compensation expense for all deferred stock grants issued to employees, respectively, of which $3.1 million and $1.9 million, respectively, related to the nonvested shares. As of December 31, 2008, approximately $2.0 million of unrecognized compensation cost related to nonvested, share-based compensation remained, which Piedmont will record in its statements of income over a weighted-average vesting period of approximately 2 years.

Annual Independent Director Equity Awards

On June 13, 2008, the board of directors of Piedmont approved an annual equity award for each of the independent directors of $50,000 payable in the form of 5,747 shares of Piedmont’s common stock. In addition, awards of 5,747 shares were also issued to each of Piedmont’s newly appointed independent directors on June 26, 2008 and October 14, 2008, respectively. Further, all 2007 awards which were previously deferred by directors during 2007 were issued on June 13, 2008. During the year ended December 31, 2008, directors’ fees included in general and administrative expense in the accompanying consolidated statements of income included approximately $500,000 related to these equity awards.

Director Option Plan

Effective April 16, 2007, Piedmont’s board of directors suspended the Director Option Plan. Outstanding awards continue to be governed by the terms of the Director Option Plan. All equity awards granted subsequent to 2007 were made and will continue to be made under the 2007 Omnibus Incentive Plan.

Under the Director Option Plan, options to purchase shares of common stock at $12 per share were granted upon initially becoming an independent director of Piedmont and each subsequent year at the annual meeting through 2006. All options that were granted and remained outstanding as of December 31, 2008 are fully vested, and the value of the awards is estimated as deminimus. All such options expire on the tenth anniversary of the date of grant (sooner in the event of disability, death, or resignation of the independent director). The weighted-average contractual remaining life for options that are exercisable as of December 31, 2008 is approximately four years.

A summary of Piedmont’s stock option activity under its Director Option Plan for the years ended December 31, 2008, 2007, and 2006, follows:

	Number of Options Outstanding	Exercise Price	Number of Options Exercisable
Outstanding as of January 1, 2006	61,000	$12	43,500
Granted	7,000	$12
Terminated	(2,000)	$12

Outstanding as of December 31, 2006	66,000	$12	51,500
Terminated	(6,000)	$12
Expired	(29,000)	$12

Outstanding as of December 31, 2007	31,000	$12	27,000
No activity	—

Outstanding as of December 31, 2008	31,000	$12	31,000

Director Warrant Plan

The Director Warrant Plan provided for the issuance of one warrant to purchase common stock for every 25 shares of common stock purchased by an independent director. The exercise price of the warrants was $12 per share. As of December 31, 2007, 3,619 warrants were outstanding under the Director Warrant Plan. On March 25, 2008, the board of directors of Piedmont terminated the Director Warrant Plan, and all outstanding warrants were cancelled.

Dividend Reinvestment Plan

Under Piedmont’s DRP, common stockholders may elect to reinvest an amount equal to the dividends declared on their common shares into additional shares of Piedmont’s common stock in lieu of receiving cash dividends. The shares may be purchased at a fixed price per share, and participants in the DRP may purchase fractional shares so that 100% of the dividends will be used to acquire shares of Piedmont’s stock. The board of directors, by majority vote, may amend or terminate the DRP for any reason. However, per Internal Revenue Service guidelines concerning preferential dividend treatment, Piedmont may not offer shares under the DRP at a price less than 95% of its most recent net asset valuation, which is performed on an annual basis. The DRP price for first quarter 2008 was $8.53, and on March 25, 2008, based on the receipt of Piedmont’s December 31, 2007 calculated net asset value, the board of directors changed the price for purchase of common shares pursuant to the DRP to $8.38 effective beginning with dividends declared and paid in second quarter 2008. This price remained the same for the third and fourth quarter 2008.

On March 10, 2009, the board of directors of Piedmont determined the price for purchase of common shares pursuant to the DRP to be equal to $7.03 effective beginning with dividends declared and paid in the first quarter 2009. Such price was determined based on 95% of the December 31, 2008 calculated net asset value.

Share Redemption Program

Under Piedmont’s common stock redemption program, investors who have held shares for more than one year may redeem shares subject to the following limitations: (i) Piedmont may not redeem during any calendar year in excess of 5% of the weighted-average common shares outstanding during the prior calendar year; and (ii) in no event shall the life-to-date aggregate amount of redemptions under the Piedmont share redemption program exceed life-to-date aggregate proceeds received from the sale of shares pursuant to the DRP. On June 30, 2008, Piedmont determined that the allocated percentage of the 2008 pool of shares for redemptions related to ordinary requests had been exhausted. Shares redeemed under the program for the remainder of 2008 were for death and required minimum distribution (“RMD”) requests only. As a result, further requests were not fulfilled for ordinary redemptions for the remainder of calendar year 2008 after the completion of the June 2008 share redemptions. All ordinary redemption requests received after June 30, 2008 were deferred.

On November 12, 2008, the board of directors of Piedmont suspended all redemptions under the share redemption program effective as of January 1, 2009. In March 2009, the board of directors of Piedmont added the additional limitation that the total shares redeemed during calendar year 2009 may not exceed $100.0 million in value based upon the anticipated proceeds to be received from the dividend reinvestment plan in 2009. Additionally, in March 2009, the board of directors of Piedmont set the redemption price at the lesser of $7.03 or the purchase price per share that the stockholder actually paid less the special capital distribution of $1.62 per share in June 2005 if received by the stockholder.

Private Equity Purchase

In August 2008, Piedmont purchased approximately 3.9 million shares owned collectively by Lex-Win Acquisition LLC and its affiliates (the “Sellers”) for a purchase price of $8.31 per share. These purchases represent the entire balance of common stock of Piedmont owned by the Sellers. The purchase agreement contained customary representations and warranties by the Sellers, a standstill provision enforceable against the Sellers, and mutual non-disparagement provisions.

12.	Weighted-Average Common Shares

There are no adjustments to “Net income attributable to Piedmont” or “Income from continuing operations” for the diluted earnings per share computations.

The following table reconciles the denominator for the basic and diluted earnings per share computations shown on the consolidated statements of income for the years ended December 2008, 2007, and 2006 (in thousands):

	December 31, 2008	December 31, 2007	December 31, 2006
Weighted-average common shares – basic	478,757	482,093	461,693
Plus incremental weighted-average shares from time-vested conversions:
Restricted stock awards	410	174	—

Weighted-average common shares – diluted	479,167	482,267	461,693

13.	Operating Leases

Piedmont’s real estate assets are leased to tenants under operating leases for which the terms vary, including certain provisions to extend the lease term, options for early terminations subject to specified penalties, and other terms and conditions as negotiated. Piedmont retains substantially all of the risks and benefits of ownership of the real estate assets leased to tenants. Amounts required as security deposits vary depending upon the terms of the respective leases and the creditworthiness of the tenant, however, generally they are not significant. Therefore, exposure to credit risk is limited to the extent that the receivables exceed this amount. Security deposits related to tenant leases are included in accounts payable and accrued expenses in the accompanying consolidated balance sheets.

Piedmont’s properties are located in 22 states and the District of Columbia. As of December 31, 2008, approximately 25% and 19% of Piedmont’s total real estate assets based on 2008 annualized gross rental revenues are located in metropolitan Chicago and metropolitan Washington, D.C., respectively. The future minimum rental income from Piedmont’s investment in real estate assets under non-cancelable operating leases, excluding properties under development, as of December 31, 2008, is presented below (in thousands):

Years ending December 31:
2009	$419,460
2010	403,806
2011	355,031
2012	286,611
2013	223,577
Thereafter	813,490

Total	$2,501,975

14.	Discontinued Operations

Piedmont has classified the results of operations related to the following properties as discontinued operations:

Building Sold:	Month and Year of Sale
Citigroup Fort Mill Building, Fort Mill, SC	March 2007
Videojet Technology Building, Woodale, IL	March 2007
Frank Russell Building, Tacoma, WA	December 2006
Northrop Grumman Building, Aurora, CO	July 2006
IRS Daycare Building, Holtsville, NY	April 2006

The details comprising income from discontinued operations are presented below (in thousands):

	Years Ended December 31,
	2008	2007	2006
Revenues:
Rental income	$10	$1,259	$12,993
Tenant reimbursements	—	(401)	191
Gain on sale	—	20,680	27,922

	10	21,538	41,106
Expenses:
Property operating costs	—	(397)	275
Asset and property management fees	—	—	3
Depreciation	—	311	2,918
Amortization	—	41	1,367
General and administrative expenses	—	35	89

	—	(10)	4,652

Income from discontinued operations	$10	$21,548	$36,454

15.	Supplemental Disclosures of Noncash Activities

Significant noncash investing and financing activities for the years ended December 31, 2008, 2007, and 2006 (in thousands) are outlined below:

	2008	2007	2006
Investment in real estate funded with other assets	$—	$—	$5,000

Acquisition and advisory fees applied to investments	$—	$—	$1,328

Acquisition of Piedmont’s former advisor in exchange for common stock	$—	$175,000

Transfer of common stock to Piedmont’s former advisor in exchange for partnership units	$—	$200	$—

Investment in goodwill funded with other assets	$—	$1,504	$—

Accrued goodwill costs	$—	$307	$—

Liabilities assumed under acquisition of Piedmont’s former advisor	$—	$1,264	$—

Liabilities assumed upon acquisition of properties	$—	$190	$2,468

Accrued capital expenditures and deferred lease costs	$12,378	$9,391	$3,592

Accrued redemptions of common stock	$(5,969)	$5,144	$825

Discounts applied to issuance of common stock	$644	$13,853	$1,273

Discounts reduced as result of redemptions of common stock	$1,736	$563	$1,610

Redeemable common stock	$53,882	$(30,680)	$30,886

16.	Related-Party Transactions

For the period from January 1, 2006, through the closing of the Internalization transaction on April 16, 2007, Piedmont was a party to and incurred expenses under the following agreements with Piedmont’s former advisor and its affiliates (who prior to the Internalization was a limited partner in Piedmont’s operating partnership):

Agreement	Services Provided	Fees Incurred (in thousands)
		2008	2007	2006
Asset Advisory Agreement	Manage day-to-day operations; administer, promote, operate, maintain, improve, finance, lease, dispose of properties; provide accounting, compliance, other administrative services	N/A	$7,046	$21,043
Property Management Agreement	Manage properties; coordinate leasing of properties; manage construction activities at certain properties	N/A	$1,515	$3,318
Acquisition Advisory Agreement	Provide capital-raising functions; transfer agent and stockholder communication services	N/A	$—	$3,700
	Acquisition of properties	N/A	$—	$1,328
Administrative reimbursements (pursuant to agreements listed above)(1)	Piedmont was required to reimburse each service provider for various expenses incurred in connection with the performance of its duties	N/A	$3,034	$7,854

(1)	Includes approximately $785,000 and $934,000 which was reimbursed by tenants pursuant to the respective lease agreements for the years ended December 31, 2007 and 2006, respectively.

Agreements with Former Advisor Companies Post Internalization

From the closing of the Internalization transaction on April 16, 2007, through December 31, 2008, Piedmont was a party to and incurred expenses under the following agreements with Piedmont’s former advisor and its affiliates:

		Fees Incurred/ (Revenues Earned) for the Year Ended (in thousands)
Agreement	Services Provided	2008	2007	Termination Date	Renewal Options
Property Management Services – Piedmont- Owned Properties Managed by Former Advisor	Manage day-to-day operations including accounting services for 10 properties	$1,442	$1,065	April 1, 2009 Terminated agreement as it relates to 7 of the 17 properties, effective July 1, 2008	Automatically renews unless either party gives 60 day notice of intent not to renew
Property Management Services – Properties Owned by Real Estate Programs Sponsored by Former Advisor Managed by Piedmont	Manage day-to-day operations including accounting services for 22 properties	$(3,070)	$(2,035)	April 16, 2009	Automatically renews unless either party gives 60 day notice of intent not to renew
Transition Services Agreement	Investor relations support services; transfer agent-related services; investor communication support	$1,953	$1,552	April 15, 2009 Terminated investor communication support portion of agreement effective July 1, 2008	Automatically renews for successive 180-day periods unless otherwise terminated upon 30 days’ written notice
Headquarters Sublease Agreement	Office space located at 6200 The Corners Parkway, Norcross, Ga., along with furniture, fixtures, and equipment	$153	$218	Terminated as of July 1, 2008- resulted in termination expense of approximately $164,000
Support Services Agreement	Information technology services	$455	$609	Terminated as of July 1, 2008

17.	Income Taxes

Piedmont’s income tax basis net income attributable to Piedmont for the years ended December 31, 2008, 2007, and 2006, is calculated as follows (in thousands):

	2008	2007	2006
GAAP basis financial statement net income attributable to Piedmont	$131,314	$133,610	$133,324
Increase (decrease) in net income attributable to Piedmont resulting from:
Depreciation and amortization expense for financial reporting purposes in excess of amounts for income tax purposes	47,054	43,018	43,072
Rental income accrued for income tax purposes less than amounts for financial reporting purposes	(12,733)	(15,190)	(7,777)
Net amortization of above/below-market lease intangibles for financial reporting purposes in excess of amounts for income tax purposes	(734)	932	2,742
(Loss) gain on disposal of property for financial reporting purposes in excess of amounts for income tax purposes	(566)	2,059	(4,579)
Taxable income of Piedmont Washington Properties, Inc., in excess of amount for financial reporting purposes	4,403	3,894	8,076
Other expenses for financial reporting purposes in excess of amounts for income tax purposes	5,429	11,750	26,143

Income tax basis net income attributable to Piedmont, prior to dividends paid deduction	$174,167	$180,073	$201,001

For income tax purposes, dividends to common stockholders are characterized as ordinary income, capital gains, or as a return of a stockholder’s invested capital. The composition of Piedmont’s distributions per common share is presented below:

	2008	2007	2006
Ordinary income	62%	56%	66%
Capital gains	—	8%	9%
Return of capital	38%	36%	25%

	100%	100%	100%

At December 31, 2008, the tax basis carrying value of Piedmont’s total assets was approximately $4.5 billion.

Piedmont recorded interest and penalties of approximately $0, $0.6 million, and $0.5 million for the years ended December 31, 2008, 2007, and 2006, respectively, related to uncertain tax positions as general and administrative expense in the accompanying consolidated statements of income. Accrued interest and penalties are included in accounts payable, accrued expenses, and accrued capital expenditures in the accompanying consolidated balance sheets.

Piedmont’s reserve related to its tax exposures was approximately $6.7 million as of December 31, 2008 and 2007. The tax years 2005 to 2008 remain open to examination by certain tax jurisdictions to which Piedmont is subject.

18.	Quarterly Results (unaudited)

A summary of the unaudited quarterly financial information for the years ended December 31, 2008 and 2007, is presented below (in thousands, except per-share data):

	2008
	First	Second	Third	Fourth
Revenues	$159,093	$152,161	$155,295	$155,416
Real estate operating income	$53,553	$47,111	$52,791	$50,400
Discontinued operations	$10	$—	$—	$—
Net income attributable to Piedmont	$37,361	$30,470	$31,888	$31,595
Basic and diluted earnings per share	$0.08	$0.06	$0.07	$0.06
Dividends per share	$0.1467	$0.1467	$0.1467	$0.1467

	2007
	First	Second	Third	Fourth
Revenues	$148,218	$146,177	$149,479	$149,375
Real estate operating income	$41,999	$41,358	$43,735	$41,317
Discontinued operations	$21,516	$10	$16	$6
Net income attributable to Piedmont	$50,127	$28,196	$29,159	$26,128
Basic and diluted earnings per share	$0.11	$0.06	$0.06	$0.05
Dividends per share	$0.1467	$0.1467	$0.1467	$0.1467